AGREEMENT FOR ADMINISTRATIVE SUPPORT


     This agreement is entered into between Summit Financial Relations, Inc. ("Summit") and EasyWeb, Inc. (The "Company") as of March 11, 1999. The offices of the Company are located at 6025 South Quebec Street, Suite 150, Englewood, Colorado 80111.

     Whereas, the Company has been recently organized and will need to raise capital to implement its business plan, however, it is not expected that the Company will need extensive office facilities in the near future until the size of operations increases significantly; and

     Whereas, David C. Olson is an officer, director and principal shareholder of the Company and is the sole officer, director and shareholder of Summit,

     Now Therefore, the parties agree as follows:

     Starting as of the month when the minimum proceeds from the Company's stock offering (planned to start in June or July, 1999) is received by the Company, the Company shall be entitled to use the office, office equipment, administrative support and telecommunications services which are available at Summit's offices, for which the Company will pay Summit $1,500 per month, in advance, starting in the month when the minimum proceeds from the stock offering are received by the Company.



     Summit Financial Relations, Inc.

     /s/ David C. Olson
     -------------------------------
     David C. Olson, President



     EasyWeb, Inc.
     -------------------------------
     David C. Olson, President